December 30, 2003

Sun Life Assurance Company of Canada (U.S.)

One Sun Life Executive Park

Wellesley Hills, Massachusetts 02481
Re:	Registration Statement of Keyport Variable Account I on Form N-6

Dear Ladies and Gentlemen:

This opinion is furnished in connection with the filing of the above-referenced registration statement (the "Registration Statement") of Keyport Variable Account I (the "Variable Account"), a separate account of Sun Life Assurance Company of Canada (U.S.), a Delaware corporation (the "Company"), with respect to the registration of certain variable life insurance policies (the "Policies") with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

In giving this opinion, I have examined the Registration Statement and have examined all such other documents and laws as I consider necessary as a basis for this opinion. On the basis of such examination and review, it is my opinion that:
1.	The Company is a corporation in good standing, duly organized and validly existing under the laws of the state of Delaware.

2.

Assets allocated to the Variable Account will be owned by the Company, and the Policies provide that the portion of assets of the Variable Account equal to the reserves and other Policy liabilities with respect to the Variable Account will not be chargeable with liabilities arising out of any other business the Company may conduct.

3.

The Policies when issued as described in the Registration Statement will be validly issued and will represent binding obligations of the Company and the Variable Account in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Elizabeth B. Love

Elizabeth B. Love

Attorney